                                                                Exhibit 99(a)






                                    Audited Financial Statements

                                    THE TRW EMPLOYEE STOCK
                                    OWNERSHIP AND STOCK SAVINGS PLAN


                                    December 31, 1996 and 1995

                         Report of Independent Auditors

Board of Administration
The TRW Employee Stock Ownership and
   Stock Savings Plan

We have audited the accompanying statements of net assets available for benefits of The TRW Employee Stock Ownership and Stock Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of The TRW Employee Stock Ownership and Stock Savings Plan as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 1996, and the schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The Fund Information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in our audit of the 1996 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1996 basic financial statements taken as a whole.


                                                          /s/ Ernst & Young LLP
                                                           March 14, 1997
                                                           Cleveland, Ohio

             The TRW Employee Stock Ownership and Stock Savings Plan

      Statements of Net Assets Available for Benefits with Fund Information

                                December 31, 1996

                                                              TRW Stock Fund
                                                     -----------------------------------
                                                        Participant    Non-Participant      Equity          Insured
                                                         Directed         Directed           Fund         Return Fund
                                                     --------------------------------------------------------------------
ASSETS
Investments:
   TRW Inc. Common Stock                               $ 370,742,743     $ 666,711,719
   Guaranteed investment contracts                                                                        $ 490,407,234
   Bankers Trust Pyramid Equity Index Fund                                               $ 462,068,568
   Bankers Trust Pyramid Russell 2500 Index Fund
   Bankers Trust Pyramid Intermediate
     Government/Corporate Bond Index Fund
   Bankers Trust Pyramid Directed Account Cash Fund        1,743,081         2,984,140                       14,739,814
Receivable from TRW Inc.                                      35,005            59,928          53,091           70,324
Participant loans receivable                              18,539,229                        16,608,418       18,690,131
Receivable from investments sold                                                               225,304
Prepaid expenses                                              32,117            54,985
Interest receivable                                           40,194                                          2,798,092
Receivable from other funds                                  114,197
                                                     --------------------------------------------------------------------
Total assets                                             391,246,566       669,810,772     478,955,381      526,705,595

LIABILITIES

Payable to other funds                                                                           9,673          744,540
Payable for investments acquired
Accrued expenses                                                                                36,332          280,911
                                                     --------------------------------------------------------------------
Total liabilities                                                                               46,005        1,025,451
                                                     --------------------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS                      $ 391,246,566     $ 669,810,772   $ 478,909,376    $ 525,680,144
                                                     ====================================================================



                                                     Small Company         Bond
                                                      Equity Fund       Index Fund          Totals
                                                    ------------------------------------------------------
ASSETS
Investments:
   TRW Inc. Common Stock                                                                $ 1,037,454,462
   Guaranteed investment contracts                                                          490,407,234
   Bankers Trust Pyramid Equity Index Fund                                                  462,068,568
   Bankers Trust Pyramid Russell 2500 Index Fund     $   96,588,565                          96,588,565
   Bankers Trust Pyramid Intermediate
     Government/Corporate Bond Index Fund                              $  20,494,132         20,494,132
   Bankers Trust Pyramid Directed Account Cash Fund                                          19,467,035
Receivable from TRW Inc.                                     25,730            4,358            248,436
Participant loans receivable                              5,548,400          928,693         60,314,871
Receivable from investments sold                                                                225,304
Prepaid expenses                                             13,902                             101,004
Interest receivable                                                                           2,838,286
Receivable from other funds                                 562,474           77,542            754,213
                                                    ------------------------------------------------------
Total assets                                            102,739,071       21,504,725      2,190,962,110

LIABILITIES

Payable to other funds                                                                          754,213
Payable for investments acquired                            511,352           59,948            571,300
Accrued expenses                                                               3,099            320,342
                                                    ------------------------------------------------------
Total liabilities                                           511,352           63,047          1,645,855
                                                    ------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS                     $ 102,227,719    $  21,441,678    $ 2,189,316,255
                                                    ======================================================

See notes to financial statements.



                                      The TRW Employee Stock Ownership and Stock Savings Plan

                         Statements of Changes in Net Assets Available for Benefits with Fund Information

                                                   Year Ended December 31, 1996

                                                                TRW Stock Fund
                                                       -----------------------------------
                                                         Participant    Non-Participant       Equity          Insured
                                                           Directed         Directed           Fund         Return Fund
                                                       --------------------------------------------------------------------

Investment income:
   Dividends--TRW Inc. Common Stock                      $   8,215,685    $  15,738,158
   Interest                                                    153,951          290,907    $       7,678    $  33,948,650
                                                       --------------------------------------------------------------------
Investment income                                            8,369,636       16,029,065            7,678       33,948,650

Contributions from TRW Inc.                                                  41,254,275
Contributions from participants                             24,865,673                        29,981,056       26,837,189

Net realized gain on disposition of investments             15,525,544       29,704,812       18,095,295
Unrealized appreciation of investments                      64,083,341      118,056,264       69,643,225
Transfers from other funds                                  59,120,384                        43,307,428       72,438,679
Interest income on participant loans                         1,458,285                         1,404,242        1,721,664
                                                       --------------------------------------------------------------------
                                                           173,422,863      205,044,416      162,438,924      134,946,182
Less:
   Withdrawals and distributions:
     Cash                                                    2,848,023        2,829,660       35,444,539       56,780,139
     TRW Inc. Common Stock (621,145 participant
       directed shares and 1,251,970 non-participant        28,803,604       58,079,381
       directed shares)
                                                       --------------------------------------------------------------------
                                                            31,651,627       60,909,041       35,444,539       56,780,139

Distribution of dividends on TRW Inc. Common Stock                           14,963,225
Administrative expenses                                        178,273          342,227          329,400          886,500
Transfers to other funds                                    51,521,760                        40,856,749       94,422,989
                                                       --------------------------------------------------------------------
                                                            83,351,660       76,214,493       76,630,688      152,089,628
                                                       --------------------------------------------------------------------
Increase (decrease) in net assets for year                  90,071,203      128,829,923       85,808,236      (17,143,446)
Net assets available for benefits at beginning of year     301,175,363      540,980,849      393,101,140      542,823,590
                                                       --------------------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR         $ 391,246,566    $ 669,810,772    $ 478,909,376    $ 525,680,144
                                                       ====================================================================





                                                           Small Company         Bond
                                                            Equity Fund       Index Fund          Totals
                                                          ------------------------------------------------------

Investment income:
   Dividends--TRW Inc. Common Stock                                                            $   23,953,843
   Interest                                                $           13    $          36         34,401,235
                                                          ------------------------------------------------------
Investment income                                                      13               36         58,355,078

Contributions from TRW Inc.                                                                        41,254,275
Contributions from participants                                15,142,506        3,179,242        100,005,666

Net realized gain on disposition of investments                 2,436,307          503,664         66,265,622
Unrealized appreciation of investments                         11,162,184           15,145        262,960,159
Transfers from other funds                                     39,764,356        9,620,094        224,250,941
Interest income on participant loans                              452,468           84,801          5,121,460
                                                          ------------------------------------------------------
                                                               68,957,834       13,402,982        758,213,201
Less:
   Withdrawals and distributions:
     Cash                                                       8,310,132        2,183,439        108,395,932
     TRW Inc. Common Stock (621,145 participant
       directed shares and 1,251,970 non-participant                                               86,882,985
       directed shares)
                                                          ------------------------------------------------------
                                                                8,310,132        2,183,439        195,278,917

Distribution of dividends on TRW Inc. Common Stock                                                 14,963,225
Administrative expenses                                           105,750           28,500          1,870,650
Transfers to other funds                                       27,789,264        9,660,179        224,250,941
                                                          ------------------------------------------------------
                                                               36,205,146       11,872,118        436,363,733
                                                          ------------------------------------------------------
Increase (decrease) in net assets for year                     32,752,688        1,530,864        321,849,468
Net assets available for benefits at beginning of year         69,475,031       19,910,814      1,867,466,787
                                                          ------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR           $  102,227,719    $  21,441,678    $ 2,189,316,255
                                                          ======================================================


See notes to financial statements.

             The TRW Employee Stock Ownership and Stock Savings Plan

      Statements of Net Assets Available for Benefits with Fund Information

                                December 31, 1995

                                                              TRW Stock Fund
                                                     -----------------------------------
                                                        Participant    Non-Participant      Equity          Insured
                                                         Directed         Directed           Fund         Return Fund
                                                     -------------------------------------------------------------------
ASSETS
Investments:
   TRW Inc. Common Stock                               $ 285,150,030     $ 539,111,372
   Guaranteed investment contracts                                                                        $ 512,421,483
   Bankers Trust Pyramid Equity Index Fund                                               $ 377,675,716
   Bankers Trust Pyramid Russell 2500 Index Fund
   Bankers Trust Pyramid Intermediate
     Government/Corporate Bond Index Fund
   Bankers Trust Pyramid Directed Account Cash Fund        1,081,907         1,940,902                        6,525,288
Receivable from TRW Inc.                                      47,051            84,407          56,359           61,110
Participant loans receivable                              15,864,840                        15,037,019       21,275,831
Interest receivable                                           58,105                                          2,969,349
Receivable from other funds                                                                    452,425
                                                     -------------------------------------------------------------------
Total assets                                             302,201,933       541,136,681     393,221,519      543,253,061

LIABILITIES
Payable to other funds                                       939,705                                            159,526
Accrued expenses                                              86,865           155,832         120,379          269,945
                                                     -------------------------------------------------------------------
Total liabilities                                          1,026,570           155,832         120,379          429,471
                                                     -------------------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS                      $ 301,175,363     $ 540,980,849   $ 393,101,140    $ 542,823,590
                                                     ===================================================================




                                                            Small Company         Bond
                                                             Equity Fund       Index Fund          Totals
                                                          -------------------------------------------------------
ASSETS
Investments:
   TRW Inc. Common Stock                                                                       $   824,261,402
   Guaranteed investment contracts                                                                 512,421,483
   Bankers Trust Pyramid Equity Index Fund                                                         377,675,716
   Bankers Trust Pyramid Russell 2500 Index Fund             $  64,724,947                          64,724,947
   Bankers Trust Pyramid Intermediate
     Government/Corporate Bond Index Fund                                     $  18,567,359         18,567,359
   Bankers Trust Pyramid Directed Account Cash Fund                                                  9,548,097
Receivable from TRW Inc.                                            24,247            5,970            279,144
Participant loans receivable                                     4,513,551          952,282         57,643,523
Interest receivable                                                                                  3,027,454
Receivable from other funds                                        250,602          396,204          1,099,231
                                                          -------------------------------------------------------
Total assets                                                    69,513,347       19,921,815      1,869,248,356

LIABILITIES
Payable to other funds                                                                               1,099,231
Accrued expenses                                                    38,316           11,001            682,338
                                                          -------------------------------------------------------
Total liabilities                                                   38,316           11,001          1,781,569
                                                          -------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS                            $  69,475,031    $  19,910,814    $ 1,867,466,787
                                                          =======================================================



See notes to financial statements.



                                      The TRW Employee Stock Ownership and Stock Savings Plan

                         Statements of Changes in Net Assets Available for Benefits with Fund Information

                                                   Year Ended December 31, 1995

                                                                TRW Stock Fund
                                                       -----------------------------------
                                                         Participant    Non-Participant       Equity          Insured
                                                           Directed         Directed           Fund         Return Fund
                                                       -------------------------------------------------------------------
Investment income:
   Dividends--TRW Inc. Common Stock                      $   7,387,251    $  14,198,849
   Interest                                                    168,774          324,394    $      52,065    $  35,421,071
                                                       -------------------------------------------------------------------
Investment income                                            7,556,025       14,523,243           52,065       35,421,071

Contributions from TRW Inc.                                                  37,648,623
Contributions from participants                             20,666,119                        24,744,499       30,721,981

Net realized gain on disposition of investments              6,075,541       11,749,565        6,607,651
Unrealized appreciation of investments                      37,014,004       68,060,707       94,567,420
Transfers from other funds                                  21,143,038                        23,880,726       44,422,822
Interest income on participant loans                         1,205,785                         1,124,659        1,729,562
                                                       -------------------------------------------------------------------
                                                            93,660,512      131,982,138      150,977,020      112,295,436
Less:
   Withdrawals and distributions:
     Cash                                                    1,767,498        2,128,278       16,450,704       40,077,113
     TRW Inc. Common Stock (354,708 participant
       directed shares and 773,078 non-participant
       directed shares)                                     13,223,504       27,965,611
                                                       -------------------------------------------------------------------
                                                            14,991,002       30,093,889       16,450,704       40,077,113
Distribution of dividends on TRW Inc. Common Stock                           13,785,763
Administrative expenses                                        162,070          314,430          279,200          905,400
Transfers to other funds                                    31,236,818                        19,809,959       52,530,743
                                                       -------------------------------------------------------------------
                                                            46,389,890       44,194,082       36,539,863       93,513,256
                                                       -------------------------------------------------------------------
Increase in net assets for year                             47,270,622       87,788,056      114,437,157       18,782,180
Net assets available for benefits at beginning of year     253,904,741      453,192,793      278,663,983      524,041,410
                                                       -------------------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR         $ 301,175,363    $ 540,980,849    $ 393,101,140    $ 542,823,590
                                                       ===================================================================



                                                             Small Company         Bond
                                                              Equity Fund       Index Fund          Totals
                                                           -------------------------------------------------------
Investment income:
   Dividends--TRW Inc. Common Stock                                                             $    21,586,100
   Interest                                                  $           60    $          16         35,966,380
                                                           -------------------------------------------------------
Investment income                                                        60               16         57,552,480

Contributions from TRW Inc.                                                                          37,648,623
Contributions from participants                                   9,472,853        2,421,588         88,027,040

Net realized gain on disposition of investments                     320,904           88,688         24,842,349
Unrealized appreciation of investments                           13,142,214        2,358,192        215,142,537
Transfers from other funds                                       21,467,113        9,328,697        120,242,396
Interest income on participant loans                                293,488           72,605          4,426,099
                                                           -------------------------------------------------------
                                                                 44,696,632       14,269,786        547,881,524
Less:
   Withdrawals and distributions:
     Cash                                                         3,038,017          813,435         64,275,045
     TRW Inc. Common Stock (354,708 participant
       directed shares and 773,078 non-participant
       directed shares)                                                                              41,189,115
                                                           -------------------------------------------------------
                                                                  3,038,017          813,435        105,464,160
Distribution of dividends on TRW Inc. Common Stock                                                   13,785,763
Administrative expenses                                             104,300           15,100          1,780,500
Transfers to other funds                                         11,872,824        4,792,052        120,242,396
                                                           -------------------------------------------------------
                                                                 15,015,141        5,620,587        241,272,819
                                                           -------------------------------------------------------
Increase in net assets for year                                  29,681,491        8,649,199        306,608,705
Net assets available for benefits at beginning of year           39,793,540       11,261,615      1,560,858,082
                                                           -------------------------------------------------------

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR             $   69,475,031    $  19,910,814    $ 1,867,466,787
                                                           =======================================================



See notes to financial statements.

             The TRW Employee Stock Ownership and Stock Savings Plan

                          Notes to Financial Statements

                                December 31, 1996


A.     SIGNIFICANT ACCOUNTING POLICIES

Investments in the TRW Stock Fund consist primarily of TRW Inc. (TRW) common stock, which is traded on the New York Stock Exchange and valued at the last reported sales price on the last business day of the fiscal year.

Investments in the Equity Fund are valued at the redemption price established by the Trustee, which is based on the fair value of the Bankers Trust Pyramid Equity Index Fund assets. This Fund is constructed and maintained with the objective of providing investment results which approximate the overall performance of the Standard & Poor's Composite Index of 500 stocks. Income is accumulated and reinvested in the Fund and included in the determination of unit values.

The Insured Return Fund consists of fully benefit responsive investment contracts with insurance companies, banks and other financial institutions and short-term investment funds. Benefit responsive contracts provide contract value payments for participant disbursements, loans and investment transfers as allowed under the plan. There are exceptions for payments to participants who, as a result of a corporate event, cease to be employed by TRW. A corporate event includes a divestiture of an operating unit (for example, a subsidiary or a division), a significant special early retirement program or other corporate action that could be construed as causing increased Plan payments to participants.

Investment contracts provide a stated rate of interest on principal for a stated period of time. All investment contracts are accounted for at contract value because they are fully benefit responsive. In accordance with Statement of Position 94-4, which the Plan adopted effective January 1, 1995, contract value equals fair value because no event has occurred that affects the value of any contracts. The investment contracts are of three types: general account, separate account, and synthetic investment contracts. Investment contracts in the general account of an insurance company where assets are not specifically identifiable have fixed rates of interest or an indexed rate of interest for the life of the contract. Investment contracts in separate accounts of an insurance company have underlying assets that are specifically identifiable and held for the benefit of the Plan. Under synthetic investment contracts, the Plan owns assets with an investment contract from an insurance company, bank or other financial institution surrounding the asset. Both separate account and synthetic contracts have periodic interest rate resets (monthly, quarterly, or semi-annually) based on the performance of the underlying assets. All separate account and synthetic contracts have a guaranteed return of principal. As of December 31, 1996 and 1995, approximately $106 and $158 million was invested in general account assets, $137 and $124 million in separate account assets, and $247 and $230 million in assets owned by the Plan, respectively.

             The TRW Employee Stock Ownership and Stock Savings Plan

A.     SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The weighted average yield (excluding administrative expenses) for all investment contracts was 6.77% in 1996 and 6.95% in 1995. The crediting interest rate for all investment contracts was 6.79% at December 31, 1996 and 7.09% at December 31, 1995.

Investments in the Small Company Equity Fund are valued at the redemption price established by the Trustee, which is based on the fair value of the Bankers Trust Pyramid Russell 2500 Index Fund assets. The Small Company Equity Fund is constructed and maintained with the objective of providing investment results which approximate the overall performance of the 2,500 common stocks included in the Russell 2500 Equity Index. Income is accumulated and reinvested in the Fund and included in the determination of unit values.

Investments in the Bond Index Fund are valued at the redemption price established by the Trustee, which is based on the fair value of the Bankers Trust Pyramid Intermediate Government/Corporate Bond Index Fund. The Bankers Trust Pyramid Intermediate Government/Corporate Bond Index Fund is constructed and maintained with the objective of providing investment results which approximate the overall performance of the high quality U.S. government and corporate bonds included in the Lehman Brothers Government/Corporate Index. Income is accumulated and reinvested in the fund and included in the determination of unit values.

The cost of securities sold is determined by the average cost method for purposes of determining realized gains and losses.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Certain amounts in prior year financial statements have been reclassified to conform with current year presentation.

On October 23, 1996, TRW's Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, to shareholders of record as of November 8, 1996. A total of 10,463,851 additional shares were issued to the Plan in conjunction with the stock dividend. All historical share amounts have been restated to reflect retroactively the stock dividend.

             The TRW Employee Stock Ownership and Stock Savings Plan

B.     DESCRIPTION OF THE PLAN

The Plan is a defined contribution plan, and is comprised of the TRW Stock Fund, Equity Fund, Insured Return Fund, Small Company Equity Fund and Bond Index Fund (the Funds). Participation in the Plan is available to substantially all domestic employees of TRW who have been employed for at least three months. Prior to April 1, 1996, participants had to be employed for at least twelve months to be eligible for participation in the Plan. The Plan is governed by the Internal Revenue Code and related legislation.

PARTICIPANT CONTRIBUTIONS

The Plan allows eligible employees to contribute up to 13% of qualifying compensation on a before-tax basis by way of salary reduction; such contributions are made in increments of one-tenth of one percent of qualifying compensation and could not exceed $9,500 in 1996 and $9,240 in 1995. Participants may also elect to contribute, in increments of one percent, up to 10% of qualifying compensation on an after-tax basis. Participants can make up to two contribution percentage changes per month. Annual contributions to a participant's account (including before-tax, after-tax and TRW matching contributions) and to any other defined contribution plan is limited to the lesser of $30,000 or 25% of the participant's annual compensation reduced by the amount of before-tax contributions.

Participants determine the funds in which to invest their contributions. Employee contributions may be invested, in multiples of 10% percent, in one or more of the five investment funds. Fund elections may be changed at any time.

TRW CONTRIBUTIONS

TRW contributes to the Plan, out of current or accumulated earnings, an amount equal to 100% of each participant's before-tax contributions without exceeding three percent of the participant's qualifying compensation. Participants immediately vest in the TRW contributions. All TRW matching contributions are invested in the ESOP portion of the TRW Stock Fund. TRW contributions always remain in the TRW Stock Fund and may not be transferred. TRW contributions may be in the form of cash or treasury or authorized and unissued shares of TRW Common Stock. TRW Common Stock contributed is to be valued by any reasonable method selected by TRW.

           The TRW Employee Stock Ownership and Stock Savings Plan

The amount and type of TRW contributions are summarized as follows:

                                           1996               1995
                                    ---------------------------------------

TRW Common Stock                      $     17,718,967   $     16,939,149
Cash                                        23,535,308         20,709,474
                                    ---------------------------------------

                                      $     41,254,275   $     37,648,623
                                    =======================================

WITHDRAWALS AND DISTRIBUTIONS

Upon termination of employment, a participant may elect to receive his or her account, less the unpaid balance of any loan outstanding, in a single sum except a participant whose account balance exceeds $3,500 may defer such payments until he or she reaches age 70. Generally, distributions from the TRW Stock Fund will be paid only in whole shares of TRW Common Stock with the balance in cash. Participants who have less than 100 shares of TRW stock receive the value of their shares in cash unless they elect to receive shares.

If a participant elects to defer payment of his or her account, the undistributed account balance remains invested in the Plan. The following is the total value of the accounts subject to deferred elections (8,144 as of December 31, 1996 and 8,243 as of December 31, 1995) that are included in the net assets of the funds:

                                          1996                  1995
                                  --------------------------------------------

TRW Stock Fund                      $     250,232,943      $     199,229,528
Equity Fund                               110,960,560             87,771,442
Insured Return Fund                       161,701,413            166,987,746
Small Company Equity Fund                  17,492,623             10,933,711
Bond Index Fund                             3,692,881              3,233,663
                                  --------------------------------------------

                                    $     544,080,420      $     468,156,090
                                  ============================================

             The TRW Employee Stock Ownership and Stock Savings Plan

B.     DESCRIPTION OF THE PLAN--CONTINUED

Effective January 1, 1988, participants who have attained age 55 as of the end of the preceding fiscal year-end and commenced participation in the Plan at least ten years prior may elect, within an election period during each of the succeeding five consecutive plan years, to receive a special ESOP distribution. The amount eligible for this special distribution is 50% of the prior fiscal year-end value (including previous withdrawals) of TRW Common Stock acquired for the participant's account by the ESOP since 1986, reduced by any previous withdrawals.

PARTICIPANT LOANS

Participants can borrow from $1,000 to $50,000 (in increments of $100) of their before-tax contributions, but such borrowings cannot exceed 50% of a participant's total Plan balance. The interest rate is fixed (prime rate at the end of the second to last business day of the quarter plus one percent) and the repayment period cannot be less than one year or more than five years.

OTHER

Although it has not expressed any intent to do so, TRW reserves the right to suspend or terminate the Plan. In the event of termination, the amount of each participant's account may be retained in trust for the benefit of the participant.

The above description of the Plan provides only general information. Participants should refer to the Summary Plan Description, which is available from the Stock Savings Plan's Participant Service Center, and annual prospectus for a more complete description of the Plan's provisions.

             The TRW Employee Stock Ownership and Stock Savings Plan

C.     INVESTMENTS

The fair value of individual investments that represent 5% or more of the Plan's total assets are as follows:

                                                        DECEMBER 31
                                                 1996                 1995
                                         -------------------------------------------

TRW Inc. Common Stock                      $    1,037,454,462   $     824,261,402
Bankers Trust  Pyramid Equity
  Index Fund                                      462,068,568         377,675,716

The net realized gain on disposition of investments is as follows:

                                                       TRW STOCK FUND
                                                1996                1995
                                         ----------------------------------------

Value realized                             $     86,895,164     $    41,258,096
Average cost                                     41,664,808          23,432,990
                                         ----------------------------------------

NET REALIZED GAIN                          $     45,230,356     $    17,825,106
                                         ========================================

                                                        EQUITY FUND
                                                1996                1995
                                         ----------------------------------------

Value realized                             $     39,585,192     $    20,436,097
Average cost                                     21,489,897          13,828,446
                                         ----------------------------------------

NET REALIZED GAIN                          $     18,095,295     $     6,607,651
                                         ========================================

                                                SMALL COMPANY EQUITY FUND
                                                1996                1995
                                         ----------------------------------------

Value realized                             $    11,390,594     $     2,870,027
Average cost                                     8,954,287           2,549,123
                                         ----------------------------------------

NET REALIZED GAIN                          $     2,436,307     $       320,904
                                         ========================================

             The TRW Employee Stock Ownership and Stock Savings Plan

C.     INVESTMENTS--CONTINUED

                                                    BOND INDEX FUND
                                                1996                1995
                                         ----------------------------------------

Value realized                              $    5,692,322      $     1,042,611
Average cost                                     5,188,658              953,923
                                         ----------------------------------------

NET REALIZED GAIN                           $      503,664      $        88,688
                                         ========================================

The net unrealized appreciation of investments included in net assets is as follows:

                                     TRW Stock           Equity         Small Company      Bond Index
                                        Fund              Fund           Equity Fund          Fund
                                 ------------------------------------------------------------------------

Balance at December 31, 1994       $  266,008,245      $   65,221,084    $     521,658     $    (19,837)
Increase for the year                 105,074,711          94,567,420       13,142,214        2,358,192
                                 ------------------------------------------------------------------------
Balance at December 31, 1995          371,082,956         159,788,504       13,663,872        2,338,355
Increase for the year                 182,139,605          69,643,225       11,162,184           15,145
                                 ------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996       $  553,222,561      $  229,431,729    $  24,826,056     $  2,353,500
                                 ========================================================================

On a revalued basis, which is in accordance with Department of Labor Form 5500 requirements, the realized and unrealized gains (losses) are not available at the date of the Report of Independent Auditors. A separate schedule will be included in the Form 5500 when filed.

D.     ADMINISTRATIVE EXPENSES

Generally, salaries and wages of the administrative staff are paid by TRW. Expenses relating to investment advisor fees, management fees, trustee fees, audit fees, printing and postage are paid from Plan assets. Expenses directly attributable to any one fund are charged to that fund. Expenses not directly attributable to any one fund are allocated to each fund in the proportion that the market value of the assets of each fund bears to the total market value of all Plan assets. Brokerage fees and commissions incident to the purchase or sale of securities are paid by the fund in which they are incurred and are included in the cost of securities purchased or sold.

             The TRW Employee Stock Ownership and Stock Savings Plan

E.     FEDERAL INCOME TAX STATUS OF THE PLAN

The Plan is exempt from federal income taxes as a qualified profit sharing plan. The Plan has received a favorable determination letter from the Internal Revenue Service as to the tax qualified status of the Plan. The Plan's Board of Administration believes that the Plan is in operational compliance with the Internal Revenue Code of 1986 and will remain qualified and exempt from federal income taxes.

F.     TRANSACTIONS WITH PARTIES-IN-INTEREST

Party-in-interest transactions include the purchase and sale of short-term investments managed by the Plan's Trustee, Bankers Trust Company.

At December 31, 1996 and 1995, the Bankers Trust Pyramid Equity Index Fund holds 362,916 and 164,386 shares of TRW Inc. Common Stock having a fair value of $17,964,342 and $12,739,915, respectively.

Bankers Trust Company managed assets of the Plan of approximately $598,618,300 and $470,516,119 at December 31, 1996 and 1995, respectively, and received in cash trustee fees of $926,388 and $543,230 in 1996 and 1995, respectively.

There were no party-in-interest transactions which were prohibited under Department of Labor Regulations.

G.     NUMBER OF PARTICIPANTS BY FUND (UNAUDITED)

The summary below sets forth the number of contributing participants by their current investment option(s):

                                                       DECEMBER 31
                                                 1996              1995
                                         ------------------------------------

TRW Stock Fund                                   16,062            13,131
Equity Fund                                      16,438            13,779
Insured Return Fund                              14,844            15,315
Small Company Equity Fund                        10,631             6,871
Bond Index Fund                                   4,490             3,213

The total number of participants in the Plan is less than the sum of the number of employees shown above because many are participating in more than one fund.

             The TRW Employee Stock Ownership and Stock Savings Plan

H.     SALE OF IS&S

Effective September 19, 1996, TRW sold substantially all of the businesses in the Information Systems and Services segment. As a result of this sale, approximately $55.7 million was transferred to the new company's 401(k) plan on October 4, 1996. This transfer is included with Withdrawals and Distributions in the current year's Statements of Changes in Net Assets Available for Benefits.

             The TRW Employee Stock Ownership and Stock Savings Plan

                 Schedule of Assets Held for Investment Purposes

                                December 31, 1996

                                                                                      Crediting                       Fair Value
   Shares                                                            Maturity Date   Interest Rate      Cost         (See Note A)
---------------                                                 --------------------------------------------------------------------



COMMON STOCK
  20,958,392  TRW Inc.                                                                             $  484,231,901  $ 1,037,454,462
                                                                                                 -----------------------------------
              TOTAL COMMON STOCK                                                                      484,231,901    1,037,454,462

              SHORT-TERM INVESTMENTS

              Bankers Trust Pyramid Directed Account Cash Fund                                         19,467,035       19,467,035
                                                                                                 -----------------------------------
              TOTAL SHORT-TERM INVESTMENTS                                                             19,467,035       19,467,035

              GUARANTEED INVESTMENT CONTRACTS

              Security Backed Investments:
                 Bankers Trust:
                   Contract 93-515 ALP                          September 30, 2000      5.41%          49,249,926       49,249,926
                 People's Security Life:
                   Contract 00212TR-11                          December 1, 2000        6.42           10,086,024       10,086,024
                 Provident Life & Accident:
                   Contract 630-05575                           September 1, 2003       5.71           42,565,390       42,565,390
                 Transamerica Life & Annuity:
                   Contract 76540                               November 15, 2004       6.31           21,879,408       21,879,408
                                                                                                 -----------------------------------
                                                                                                      123,780,748      123,780,748
              Separate Account Contracts:
                 Aetna Life Insurance Co.:
                   Contract 014460                              November 15, 2002       7.96           32,435,373       32,435,373
                 Allstate Life Ins. Co.
                   Contract 31053                               February 15, 2002       6.57            5,070,222        5,070,222
                 Crown Life Insurance Co.:
                   Contract 9005876                             March 3, 1998           8.91            3,482,755        3,482,755
                 John Hancock Mutual Life:
                   Contract 7441                                May 1, 2004             6.87           24,828,421       24,828,421
                   Contract 7441-2                              July 1, 1999            7.14           23,810,848       23,810,848
                   Contract 8712                                June 30, 2003           6.60            5,968,343        5,968,343

             The TRW Employee Stock Ownership and Stock Savings Plan

                                                                                       Crediting                      Fair Value
  Shares                                                       Maturity Date         Interest Rate      Cost          (See Note A)
------------                                              ------------------------------------------------------------------------

            GUARANTEED INVESTMENT CONTRACTS--CONTINUED

               Metropolitan Life Insurance Co:
                 Contract 12702                             January 2, 2001               6.05%       33,809,842       33,809,842
                 Contract 18544-B                           December 31, 1998             6.65         2,043,301        2,043,301
               Prudential Insurance Co. of American:
                 Contract 6581-1                            July 11, 2001                 9.35         1,077,132        1,077,132
                 Contract 6661-2                            Oct. 11, 2001                 9.32         4,034,528        4,034,528
                 Contract 6702-3                            November 15, 2000             9.00           404,464          404,464
                                                                                                  ----------------------------------
                                                                                                     136,965,229      136,965,229
            Synthetic Investment Contracts:
               CDC Investment Management Corp.
                 Contract 115-01                            April 15, 1998                6.45         5,126,054        5,126,054
                 Contract 115-02                            April 30, 1999                7.45         6,035,985        6,035,985
                 Contract 115-03                            August 31, 1998               7.19         5,999,960        5,999,960
                 Contract 115-04                            Dec. 31, 1998                 8.08         5,959,866        5,959,866
                 Contract 115-05                            June 30, 2000                 7.48         4,960,092        4,960,092
                 Contract 115-06                            July 2, 2002                  6.76         8,942,901        8,942,901
               People Security Life:
                 Contract 00025TR-1                         June 25, 1997                 4.74         2,294,860        2,294,860
                 Contract 00025TR-2                         April 27, 1998                5.27         4,988,867        4,988,867
                 Contract 00025TR-3                         September 25, 1998            5.63         3,975,924        3,975,924
                 Contract 00025TR-4                         January 15, 1998              5.42         2,451,949        2,451,949
                 Contract 00025TR-5                         May 26, 1998                  5.24         2,495,238        2,495,238
                 Contract 00025TR-6                         May 26, 1998                  5.30         4,289,272        4,289,272
                 Contract 00025TR-7                         July 15, 1997                 5.14         1,026,423        1,026,423
                 Contract 00025TR-8                         November 15, 2000             6.51         4,841,341        4,841,341
                 Contract 00025TR-9                         November 15, 2000             7.20         4,743,502        4,743,502
                 Contract 00025TR-10                        May 17, 1999                  7.00         9,679,880        9,679,880
                 Contract 00025TR-11                        February 16, 1999             7.10           970,401          970,401
                 Contract 00025TR-12                        March 25, 1999                7.54         4,867,103        4,867,103
                 Contract 00025TR-13                        July 16, 2001                 8.59         3,913,691        3,913,691
                 Contract 00025TR-14                        June 15, 2000                 7.89         6,033,697        6,033,697
                 Contract 00025TR-15                        March 10, 2000                6.37         5,006,768        5,006,768

             The TRW Employee Stock Ownership and Stock Savings Plan

                                                                                    Crediting                      Fair Value
  Shares                                                    Maturity Date         Interest Rate      Cost          (See Note A)
-----------                                           ------------------------------------------------------------------------


           GUARANTEED INVESTMENT CONTRACTS--CONTINUED

              Provident Life & Accident:
                Contract 630-05751                       September 15, 2000            7.35%       14,223,477       14,223,477
              Rabobank Nederland:
                Contract TRW 99601                       Sept. 25, 2003                7.12         5,852,450        5,852,450
                Contract TRW 109501                      July 2, 2001                  6.20         4,975,078        4,975,078
                                                                                                ---------------------------------
                                                                                                  123,654,799      123,654,799
           Fixed Rate and Fixed Term:
              Aetna Life Insurance Company:
                Contract 13822-001                       April 7, 1997                 9.69        17,009,110       17,009,110
                Contract 13822-002                       Sept. 30, 1997                9.77         8,518,069        8,518,069
              Canada Life Assurance Company:
                Contract 45800                           June 1, 1998                  5.23         5,227,075        5,227,075
                Contract 45839                           June 16, 1999                 7.06         6,189,072        6,189,072
              John Hancock Mutual Life:
                Contract 5660                            August 15, 1997               9.43         8,831,059        8,831,059
                Contract 7314                            January 14, 1999              5.40        11,676,547       11,676,547
              Mass Mutual Life Insurance Company:
                Contract 10062                           November 3, 1997              9.70        17,561,181       17,561,181
              New York Life Ins. Company:
                Contract 6232                            August 1, 1996                5.54         8,350,275        8,350,275
                Contract GA06216                         August 2, 1999                7.39         5,916,919        5,916,919
                                                                                                ---------------------------------
                                                                                                   89,279,307       89,279,307

           Variable rate and fixed term:
              John Hancock Mutual Life
                Contract 7839                            March 1, 2000                 6.80         9,998,306        9,998,306
                                                                                                ---------------------------------
                                                                                                    9,998,306        9,998,306

           Variable rate and term:
              People Security Life:
                Contract BDA0185ST                       March 30, 1997                5.83         6,728,845        6,728,845
                                                                                                ---------------------------------
           TOTAL GUARANTEED INVESTMENT CONTRACTS                                                  490,407,234      490,407,234

             The TRW Employee Stock Ownership and Stock Savings Plan

                                                                                    Crediting                      Fair Value
  Shares                                                    Maturity Date         Interest Rate      Cost          (See Note A)
-------------                                         ------------------------------------------------------------------------



               COMMON TRUST FUNDS

  271,817.384  Bankers Trust Pyramid Equity Index Fund                                         232,636,839          462,068,568
  382,639.593  Bankers Trust Pyramid Russell 2500 Index Fund                                    71,762,509           96,588,565
9,307,603.212  Bankers Trust Pyramid Government/Corporate
                 Fixed Income Index Fund                                                        18,140,632           20,494,132
                                                                                         -----------------------------------------
               TOTAL COMMON TRUST FUNDS                                                        322,539,980          579,151,265

               Participant loans                                                   9.25%        60,314,871           60,314,871
                                                                                         -----------------------------------------

               TOTAL INVESTMENTS                                                         $   1,376,961,021    $   2,186,794,867
                                                                                         =========================================

             The TRW Employee Stock Ownership and Stock Savings Plan

                       Schedule of Reportable Transactions

                          Year Ended December 31, 1996

                                                                                                                         Fair Value
                                                                                                                         of Asset on
                                                                      Purchase      Selling       Cost      Transaction   Net Gain
   Identity of Party Involved           Description of Assets          Price         Price      of Asset       Date        (Loss)
------------------------------------------------------------------------------------------------------------------------------------

SINGLE TRANSACTIONS IN EXCESS OF
  5% OF THE FAIR VALUE OF PLAN ASSETS

There were no single transactions in
  excess of 5% of the fair value of
  Plan assets.

SERIES OF TRANSACTIONS IN EXCESS OF
  5% OF THE FAIR VALUE OF PLAN ASSETS

Bankers Trust:                        BT Pyramid Directed Account
   305 Purchases                             Cash Fund              $191,402,653               $191,402,653  $191,402,653     $ 0
   92 Sales                                                                      $181,483,716   181,483,716   181,483,716       0